Exhibit 99.1

Hewitt Associates, Inc.

100 Half Day Road

Lincolnshire, IL 60069

Tel (847) 295-5000

Fax (847) 295-7634

www.hewitt.com

Argentina

Australia

Austria

Belgium

Brazil

Canada

Channel Islands

Chile

China

Czech Republic

France

Germany

Greece

Hong Kong

Hungary

India

Ireland

Italy

Japan

Malaysia

Mauritius

Mexico

Netherlands

Philippines

Poland

Puerto Rico

Singapore

South Africa

South Korea

Spain

Sweden

Switzerland

Thailand

United Kingdom

United States

Venezuela

For Immediate Release

February 24, 2005

Contacts: Media: Kelly Zitlow, (847) 442-7662, kelly.zitlow@hewitt.com

                  Investor: Genny Pennise, (847) 295-5000, investor.relations@hewitt.com

Hewitt Announces Senior Management Changes

LINCOLNSHIRE, Ill. — Hewitt Associates, a global human resources services firm, today announced the appointments of Bryan J. Doyle and Perry O. Brandorff to new senior management roles, effective April 1.

Mr. Doyle, who leads Hewitt’s outsourcing business, was appointed president of Hewitt’s outsourcing business. Mr. Brandorff, who manages Hewitt’s European operations, was appointed president of Hewitt’s consulting business. The two leaders will lead global operations for these business areas, and focus on further integrating the firm’s global capabilities and expertise. Both will report directly to Chairman and CEO Dale L. Gifford.

“Our new appointments more closely align management with our core businesses of outsourcing and consulting, enabling faster decision making and execution in these areas, with the goal of delivering even stronger results to our clients and shareholders,” continued Mr. Gifford. “Perry and Bryan have been key contributors to Hewitt’s current success. As the firm moves into its next period of growth, their combined talent and experience will ensure Hewitt continues to lead the industry in providing companies with the most integrated, holistic human resources solutions.”

Mr. Doyle, who joined Hewitt in 1984, has been instrumental in growing the firm’s outsourcing business with revenues increasing 15 percent in Hewitt’s most recent fiscal year. Under his leadership, Hewitt has become the leading provider of HR business

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process outsourcing services with a market share greater than 30 percent.[1] Mr. Brandorff, who has been with Hewitt 23 years, has expanded Hewitt’s capabilities and size in Europe, most notably leading the firm’s merger with Bacon & Woodrow, making Hewitt one of the leading HR service providers in Europe.

In other management news, Daniel J. Holland, Hewitt’s chief operating officer and manager of Hewitt’s North American region, will retire from the firm at the end of the firm’s fiscal year (September 30, 2005), following 31 years of service. He recently retired from Hewitt’s board of directors. Mr. Holland’s roles will not be replaced, as most of his responsibilities will be assumed by Mr. Doyle and Mr. Brandorff.

“I have worked with Dan for many years, and will miss him and his involvement in the business,” said Mr. Gifford. “He has contributed so much to this organization. We will wish him well in his retirement, and are grateful he will be with us through the fall to help ensure a successful transition.”

In other company news, Kevin Campbell, who joined the company following its acquisition of Exult and led Hewitt’s outsourcing sales and accounts since October 2004, is leaving the firm to pursue another interest. Christopher S. Palmer, market group leader of Hewitt’s East region, and Michael J. Salvino, former president of the Americas region for Exult, will co-lead these responsibilities moving forward.

“Since closing our deal with Exult in October, we’ve achieved a number of successes including recently announcing our seventh new HR BPO client,” said Mr. Gifford. “Kevin has been a great member of our team and we wish him well in his new endeavors.”

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About Hewitt Associates

With more than 60 years of experience, Hewitt Associates (NYSE: HEW) is the world’s foremost provider of human resources outsourcing and consulting services. The firm consults with more than 2,300 companies and administers human resources, health care, payroll and retirement programs on behalf of more than 300 companies to millions of employees and retirees worldwide. Located in 35 countries, Hewitt employs approximately 19,000 associates. For more information, please visit www.hewitt.com.

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[1]	Source: Everest Partners, LP, based on total contract value for the indicated contract term, and Gildner Associates, based on number of clients with more than 10,000 employees. Hewitt makes no representation as to the accuracy of the data contained in these reports.